                                                                    Exhibit 99.2



ITEM 7. MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

         USA Networks, Inc. ("USA" or the "Company") (Nasdaq: USAI) is organized into two groups, the USA Interactive Group and the USA Entertainment Group. The USA Interactive Group consists of Home Shopping Network (including HSN International and HSN.com); Ticketmaster (Nasdaq: TMCS), which operates Ticketmaster, Ticketmaster.com, Citysearch and Match.com; Hotel Reservations Network (Nasdaq: ROOM); Electronic Commerce Solutions; Styleclick (OTC: IBUY); Precision Response Corporation; and Expedia, Inc. (as of February 4, 2002) (Nasdaq: EXPE). The USA Entertainment Group consists of USA Cable, including USA Network and Sci Fi Channel and Emerging Networks TRIO, Newsworld International and Crime; Studios USA, which produces and distributes television programming; and USA Films, which produces and distributes films.

         On February 4, 2002, USA completed its acquisition of a controlling interest in Expedia, Inc. ("Expedia") through a merger of one of its subsidiaries with and into Expedia. See below for further discussion under "Subsequent Events".

         On December 17, 2001, USA and Vivendi Universal, S.A. ("Vivendi") announced a transaction (the "Vivendi Transaction") in which USA's Entertainment Group, consisting of USA Cable, Studios USA, and USA Films, would be contributed to Vivendi Universal Entertainment, a new joint venture controlled by Vivendi. See below for further discussion under "Subsequent Events".

         On January 31, 2001, Ticketmaster Online-Citysearch, Inc. and Ticketmaster Corporation, both of which are subsidiaries of USA, completed a transaction which combined the two companies. The combined company has been renamed "Ticketmaster." Under the terms of the transaction, USA contributed Ticketmaster Corporation to Ticketmaster Online-Citysearch and received 52 million Ticketmaster Online-Citysearch Class B Shares. The Ticketmaster Class B common stock is quoted on the Nasdaq Stock Market.

         In August 2001, the Company completed its previously announced sale of all of the capital stock of certain USA Broadcasting ("USAB") subsidiaries that own 13 full-power television stations and minority interests in four additional full-power stations to Univision Communications Inc. ("Univision"). Total cash proceeds were $1.1 billion, of which $510.4 million was collected in fiscal year 2001 and $589.6 million in January 2002. The gain on the sale of the stations was $517.8 million, net of tax of $377.4 million. The majority of the stations sold are located in the largest markets in the country and aired HSN on a 24-hour basis. See further discussion of the disengagement process below.

         A number of USA's businesses are currently held by two non-wholly owned subsidiaries, Home Shopping Network, Inc. ("Holdco") and USANi LLC. USA maintains control and management of Holdco and USANi LLC, and manages the businesses held by USANi LLC, in substantially the same manner as they would be if USA held them directly through wholly owned subsidiaries. The other principal owners of these subsidiaries are Liberty Media Corporation ("Liberty") and Vivendi, through Universal Studios, Inc ("Universal") and other subsidiaries. USA has the contractual right to require the exchange of the Holdco shares held by Liberty for shares of USA. Following such exchange and after giving effect to the Vivendi Transaction, Holdco and USANi LLC will become wholly owned, thereby simplifying USA's corporate and capital structure.

SUBSEQUENT EVENTS

EXPEDIA TRANSACTION

         On February 4, 2002, USA completed its acquisition of a controlling interest in Expedia through a merger of one of its subsidiaries with and into Expedia. Immediately following the merger, USA owned all of the outstanding shares of Expedia Class B common stock, representing approximately 64.2% of Expedia's then outstanding shares, and 94.9% of the voting interest in Expedia. On February 20, 2002, USA acquired 936,815 shares of Expedia common stock, increasing USA's ownership to 64.6% of Expedia's the then outstanding shares, with USA's voting percentage remaining at 94.9%. In the merger, USA issued to former holders of Expedia common stock who elected to receive USA securities an aggregate of 20.6 million shares of USA common stock, 13.1 million shares of $50 face value 1.99% cumulative convertible preferred stock of USA and warrants to acquire 14.6 million shares of USA common stock at an exercise price of $35.10. Expedia will continue to be traded on Nasdaq under the symbol "EXPE," the USA cumulative preferred stock trades on OTC under the symbol "USAIP" and the USA warrants trade on Nasdaq under the symbol "USAIW."

         Pursuant to the terms of the USA/Expedia transaction documents, Microsoft Corporation, which beneficially owned 33,722,710 shares of Expedia common stock, elected to exchange all of its Expedia common stock for USA securities in the merger. Expedia shareholders who did not receive USA securities in the transaction retained their Expedia shares and received for each Expedia share held 0.1920 of a new Expedia warrant.

CONTRIBUTION OF THE USA ENTERTAINMENT GROUP TO VUE

         On December 17, 2001, USA announced it had entered into an agreement with Vivendi pursuant to which USA would contribute USA's Entertainment Group to a limited liability entity (Vivendi Universal Entertainment, "VUE") to be controlled by Vivendi, to which Vivendi would contribute the film, television and theme park businesses of Universal Studios, Inc. ("Universal"). Upon consummation of the Vivendi transaction, the joint venture will be controlled by Vivendi and its subsidiaries, with the common interests owned 93.06% by Vivendi, 5.44% by USA and 1.5% by Mr. Diller, Chairman and CEO of USA.

         In connection with the Vivendi Transaction, USA and its subsidiaries will receive the following at the closing of the transactions: (i) approximately $1.62 billion in cash, debt-financed by VUE, subject to tax-deferred treatment for a 15-year period, (ii) a $750 million face value Class A preferred interest in VUE, with a 5% annual paid-in-kind dividend and a 20-year term, to be settled in cash at its then face value at maturity; (iii) a $1.75 billion face value Class B preferred interest in VUE, with a 1.4% annual paid-in-kind dividend, a 3.6% annual cash dividend, callable and puttable after 20 years, to be settled by Universal at its then face value with a maximum of approximately 56.6 million USA common shares, provided that Universal may substitute cash in lieu of shares of USA common stock (but not USA Class B common stock), at its election; (iv) a 5.44% common interest in VUE, generally callable by Universal after five years and puttable by USA after eight years, which may be settled in either Vivendi stock or cash, at Universal's election, and (v) a cancellation of Universal's USANi LLC interests currently exchangeable into USA common shares including USANi LLC interests obtained from Liberty in connection with a related transaction (see immediately below).

         Related to the transaction, Liberty will exchange 7,079,726 shares of USANi LLC for shares of USA common stock, and subsequently transfer to Universal 25,000,000 shares of USA common stock, its remaining 38,694,982 shares of USANi LLC, as well as the assets and liabilities of Liberty Programming France (which consist primarily of 4,921,250 shares of multiThematiques S.A., a French entity), in exchange for 37,386,436 Vivendi ordinary shares.

          In addition, USA will issue to Universal ten-year warrants to acquire shares of USA common stock as follows: 24,187,094 shares at $27.50 per share; 24,187,094 shares at $32.50 per share; and 12,093,547 shares at $37.50 per share. Barry Diller, USA's chairman and chief executive officer, will receive a common interest in VUE with a 1.5% profit sharing percentage, with a minimum value of $275.0 million, in return for his agreeing to specified non-competition provisions and agreeing to serve as chairman and chief executive officer of VUE. USA and Mr. Diller have agreed that they will not compete with Vivendi's television and filmed entertainment businesses (including VUE) for a minimum of 18 months.

         The Vivendi Transaction is subject to USA shareholder vote, including the approval of 66 2/3% of the outstanding USA common stock and USA preferred stock, voting together as a single class, and excluding shares held by Vivendi, Liberty, Mr. Diller and their respective affiliates, as well as other customary regulatory approvals, and there can be no assurance that the transaction will be completed.

ADOPTION OF NEW ACCOUNTING RULES FOR GOODWILL

         Effective January 1, 2002, all calendar year companies will be required to adopt Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets." The new rules eliminate amortization of goodwill and other intangible assets with indefinite lives and establish new measurement criterion for these assets. Although it has not completed its assessment, the Company anticipates a write-off of $325 million to $425 million primarily related to the Citysearch and Precision Response ("PRC") businesses. Although Citysearch and PRC are expected to generate positive cash flows in the future, due to cash flow discounting techniques to estimate fair value as required by the new rules, the future discounted cash flows may not support current carrying values. The expected range for the Citysearch write-off is $75 million to $125 million and for PRC $250 million to $300 million. The rules are expected to reduce USA's annual amortization by approximately $350 million.

ADJUSTED EBITDA

         Adjusted earnings before interest, income taxes, depreciation and amortization ("Adjusted EBITDA") is defined as operating profit plus (1) depreciation and amortization, (2) amortization of cable distribution fees of $44.0 million, $36.3 million and $26.7 million in fiscal years 2001, 2000 and 1999, respectively (3) amortization of non-cash distribution and marketing expense and (4) disengagement expenses (described below) of $4.1 million in 2001. Adjusted EBITDA is presented here as a management tool and as a valuation methodology. Adjusted EBITDA does not purport to represent cash provided by operating activities. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Adjusted EBITDA may not be comparable to calculations of similarly titled measures presented by other companies.

         The following is a reconciliation of Operating Income to Adjusted EBITDA for 2001, 2000 and 1999.


                                                                          Twelve Months Ended
                                                                              December 31,
                                                                    --------------------------------
                                                                       2001         2000        1999
                                                                       ----         ----        ----

  Operating profit...............................................    $233,825     $ 56,326    $269,914
  Depreciation and amortization .................................     572,765      693,642     324,506
  Amortization of cable distribution fees........................      43,975       36,322      26,680
  Amortization of non-cash distribution and marketing expense....     26,384       11,665           -
  Amortization of non-cash compensation expense..................      12,712       12,740       6,645
  Disengagement expenses.........................................       4,052            -           -
                                                                   ------------------------------------
Adjusted EBITDA..................................................    $893,713     $810,695    $627,745
                                                                   ------------------------------------


         THIS REPORT INCLUDES FORWARD-LOOKING STATEMENTS RELATING TO SUCH MATTERS AS ANTICIPATED FINANCIAL PERFORMANCE, BUSINESS PROSPECTS, NEW DEVELOPMENTS, NEW MERCHANDISING STRATEGIES AND SIMILAR MATTERS. A VARIETY OF FACTORS COULD CAUSE THE COMPANY'S ACTUAL RESULTS AND EXPERIENCE TO DIFFER MATERIALLY FROM THE ANTICIPATED RESULTS OR OTHER EXPECTATIONS EXPRESSED IN THE COMPANY'S FORWARD-LOOKING STATEMENTS. THE RISKS AND UNCERTAINTIES THAT MAY AFFECT THE OPERATIONS, PERFORMANCE, DEVELOPMENT AND RESULTS OF THE COMPANY'S BUSINESS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: MATERIAL ADVERSE CHANGES IN ECONOMIC CONDITIONS GENERALLY OR IN THE MARKETS SERVED BY THE

COMPANY; FUTURE REGULATORY AND LEGISLATIVE ACTIONS AND CONDITIONS IN THE COMPANY'S OPERATING AREAS; COMPETITION FROM OTHERS; SUCCESSFUL INTEGRATION OF THE COMPANY'S DIVISIONS' MANAGEMENT STRUCTURES; PRODUCT DEMAND AND MARKET ACCEPTANCE; THE ABILITY TO PROTECT PROPRIETARY INFORMATION AND TECHNOLOGY OR TO OBTAIN NECESSARY LICENSES ON COMMERCIALLY REASONABLE TERMS; THE ABILITY TO EXPAND INTO AND SUCCESSFULLY OPERATE IN FOREIGN MARKET; AND OBTAINING AND RETAINING KEY EXECUTIVES AND EMPLOYEES.

YEAR ENDED DECEMBER 31, 2001 VS. YEAR ENDED DECEMBER 31, 2000

         In April 2000, the Company acquired Precision Response Corporation ("PRC"), a leader in outsourced customer care for both large corporations and high-growth internet-focused companies (the "PRC Transaction"). On July 27, 2000, USA and Styleclick.com Inc. ("Old Styleclick"), an enabler of e-commerce for manufacturers and retailers, completed the merger of Internet Shopping Network ("ISN") and Styleclick.com, forming a new company named Styleclick, Inc. ("Styleclick") (the "Styleclick Transaction"). The Styleclick Transaction, the PRC Transaction and the merger of Ticketmaster and TMCS resulted in increases in net revenues, operating costs and expenses, other income (expense), minority interest and income taxes. The following historical information is supplemented, where appropriate, with pro forma information. The unaudited pro forma information is presented below for illustrative purposes only and is not necessarily indicative of the results of operations that would have actually been reported had any of the transactions occurred as of January 1, 2000, nor are they necessarily indicative of future results of operations.

INTERACTIVE

HSN - U.S.

OPERATING RESULTS

         Net revenues in 2001 increased by $125.6 million, or 8.2%, to $1.66 billion from $1.53 billion in 2000 due primarily to higher revenue from HSN.com of $86.5 million, increased continuity sales of $6.3 million and $35.9 million of revenue generated by the Improvements business, a specialty catalogue retailer purchased in 2001. Note that 2001 was impacted by the national tragedy of September 11th, as on-air sales declined in the third quarter of 2001 $11.5 million due to a dramatic, but relatively short-lived, decline in viewership following the tragedy. HSN ceased its live programming commencing shortly after the attacks and aired live news programming from USA Cable's NWI during that time. For 2001, total units shipped domestically increased to 36.8 million units compared to 34.2 million units in 2000, while the on-air return rate decreased slightly to 19.6% from 19.9% in 2000. The average price point in 2001 was $48.97, compared to $48.90 in 2000. Cost related to revenues and other costs and expenses for 2001 increased by $132.1 million, or 10.2%, to $1.4 billion from $1.3 billion in 2000 due to higher fixed overhead costs for fulfillment, including costs incurred to build out its new California fulfillment facility (in 2002, the center is expected to reduce shipping times to west coast customers), which helped contribute, along with pricing incentives offered after September 11th, to a lower on-air gross margin of 32.4% as compared to 33.8% in the prior year. Other operating costs increased due to investments in alternative distribution channels and continuing technology investments in HSN.com as the business scales. Furthermore, the Company incurred higher selling and marketing costs, including programs to attract new customers, and costs related to the Improvements business Adjusted EBITDA in 2001 decreased $6.5 million, to $230.3 million from $236.8 million in 2000, due to increased Adjusted EBITDA of HSN.com of $21.6 million, the continuity business of $1.5 million and $3.9 million of Adjusted EBITDA generated by the Improvements business, offset partially by the impact of lower on-air sales, lower margins and higher operating costs. Adjusted EBITDA in 2001 excludes amortization of cable distribution fees of $44.0 million in 2001 and $36.3 million in 2000. Excluding one-time charges and benefits and the estimated impact of disengagement (discussed below), net revenues in 2001 increased by $131.9 million, or 8.6%, to $1.66 billion from $1.53 billion in 2000 and Adjusted EBITDA increased $1.9 million, to $231.5 million from $229.6 million in 2000. One time charges and benefits include $1.2 million related to employee terminations in 2001 and one-time benefits of $6.3 million related to a favorable settlement of litigation relating to an HSN broadcast affiliation agreement and a cable affiliation agreement in 2000. See below for a discussion of disengagement.

DISENGAGEMENT

         As noted in the Company's previous filings, the majority of the USAB stations sold to Univision are located in the largest markets in the country and aired HSN on a 24-hour basis. As of January 2002, HSN switched its distribution in these markets directly to cable carriage. As a result, HSN lost approximately 12 million homes and accordingly, HSN's operating results will be affected. Fortunately, sales from broadcast only homes are much lower than sales from cable homes. As a result, HSN's losses attributable to disengagement are expected to be limited. HSN anticipates losing sales, which translates on a pro forma basis for 2001, of $108 million and Adjusted EBITDA of $15 million. These anticipated losses are consistent with previous disclosures, in which it was stated that disengagement losses would equal approximately 6% of HSN's sales and Adjusted EBITDA. In addition, in order to effectively transfer HSN's distribution to cable (which has been accomplished), USA will incur charges of approximately $100 million in the form of payments to cable operators and related marketing expenses. In effect, this approximately $100 million payment will reduce USA's pre-tax proceeds from the Univision transaction to $1 billion. The impact of lost sales and Adjusted EBITDA have been presented separately to attempt to illustrate the impact of disengagement and present results on a comparable basis. These disengagement costs are excluded from Adjusted EBITDA. Approximately $4.1 million of these costs were incurred in 2001 and $35.9 million are expected to be incurred in 2002. USA believes that its disengagement costs increased to the higher end of USA's anticipated range of costs, since USA was required to achieve a certain portion of disengagement after the Univision announcement and with specified end-dates for continuing broadcast distribution. The Company has supplemented its discussion of HSN's results by including a comparison of 2001 to 2000, adjusted for the estimated impact of disengagement on revenues and Adjusted EBITDA. In September 2001, the New York market was disengaged. The estimated 2000 impact was lost revenue of $6.2 million and lost Adjusted EBITDA of $0.9 million.

TICKETING OPERATIONS

         Net revenues in 2001 increased by $61.1 million, or 11.8%, to $579.7 million from $518.6 million in 2000 due to an increase in the average per ticket convenience, order processing and delivery revenue of $6.11 in 2001 compared to $5.71 in 2000,an increase in total tickets sold of 86.7 million in 2001 compared to 83.0 million in 2000 and, to a lesser extent, the impact of the acquisition of ReserveAmerica in February 2001. The gross transaction value of tickets sold for the full year 2001 was $3.6 billion. The percentage of tickets sold online in 2001 was approximately 32.1% as compared to 24.5% in 2000. Following September 11th, the Company did experience reduced ticket sales, event postponements and event cancellations, primarily in the third quarter. Also, the Company experienced a decrease in sales of concession control systems in its movie ticketing business in 2001 compared to 2000 due to weak economic conditions as well as a decrease in phone upsell revenue during 2001. Cost related to revenues and other costs and expenses in 2001 increased by $54.2 million, or 12.9%, to $473.4 million from $419.2 million in 2000, resulting primarily from higher ticketing operations costs, including commission expenses, and higher administrative costs. Adjusted EBITDA in 2001 increased by $6.9 million, or 6.9%, to $106.2 million from $99.4 million in 2000, and was impacted somewhat by the lingering impact of September 11th, a decline in earnings in selected international markets, and lower sales of concession control systems. Adjusted EBITDA in 2001 excludes non-cash distribution and marketing expense of $0.4 million related to barter arrangements for distribution secured from third parties, for which USA Cable provides advertising. Excluding one-time items, Adjusted EBITDA in 2001 increased by $6.2 million, or 6.2%, to $106.2 million from $100.0 million in 2000. One time charges relate to transaction costs incurred related to the merger of Ticketmaster and TMCS and costs related to an executive termination, totaling $0.7 million in 2000.

HOTEL RESERVATIONS

         Net revenues in 2001 increased by $208.5 million, or 63.6%, to $536.5 million from $328.0 million in 2000, resulting from a 74% increase in room nights sold (to 4.2 million from 2.4 million), a significant expansion of affiliate marketing programs to over 23,800 web-based and call center marketing affiliates in 2001 from 16,200 in 2000, an increase in the number of hotels in existing cities as well as expansion into 81 new cities and the acquisition of TravelNow in February 2001. Note that sales were partially impacted by September 11th due to the high volume of cancellations after the attacks, but that the fourth quarter results rebounded despite the weakened economy and a challenging travel environment. Cost related to revenues and other costs and expenses in 2001 increased by $179.7 million, or 65.3%, to $455.0 million from $275.3 million in 2000 due primarily due to increased sales, including an increased percentage of revenue attributable to affiliates that earn commissions (sales from affiliate websites accounted for approximately 66% of the total revenues, as compared to approximately 53% in the comparable period), increased credit card fees, and increased staffing levels and systems to support increased operations, and higher marketing costs, partially offset by lower telephone and telephone operator costs due to the increase in Internet-related bookings. Gross profit margin in 2001 decreased slightly to 31.0% from 31.2% due to a slight decline in gross profit margin of HRN's historical business offset partially by the acquisition of TravelNow, which has higher gross margins. The decline in margin for the historical business resulted from HRN's decision to focus on increasing market share and the dollar amount of gross profit instead of gross profit margin. Adjusted EBITDA in 2001 increased by $28.8 million, or 54.7%, to $81.4 million from $52.6 million in 2000. Adjusted EBITDA for 2001 and 2000 excludes non-cash distribution and marketing expense of $16.5 million and $4.3 million, respectively, related to the amortization of stock-based warrants issued to affiliates in consideration of exclusive affiliate distribution and marketing agreements. HRN expects that the amount of non-cash distribution and marketing expense could grow, as certain of the warrants are performance based, the value of which is determined at the time the performance criteria are met. As HRN's stock price rises, the value of the warrants also increases. In addition, Adjusted EBITDA in 2001 excludes non-cash distribution and marketing expense of $0.5 million related to cross promotion advertising provided by USA Cable.

TELESERVICES

         Net revenues in 2001 increased by $86.2 million, or 40.6%, to $298.7 million from $212.5 million in 2000 primarily from the addition of new clients and expansion of certain existing relationships and the acquisition of new businesses, offset partially by a decrease in services provided to certain existing clients. Overall, PRC's business continued to be adversely affected by an economy-related slowdown in the outsourcing of consumer care programs, particularly in the telecom and financial services industries. Revenue in 2001 includes $7.1 million for services provided to other USA segments. Cost related to revenues and other costs and expenses in 2001 increased by $95.3 million, or 53.8%, to $272.6 million from $177.3 million in 2000, due primarily to increased operations and costs associated with obtaining new clients, including the costs of the businesses acquired in late 2000 and in 2001. Adjusted EBITDA in 2001 decreased by $9.1 million to $26.0 million from $35.2 million in 2000. Excluding one-time items, Adjusted EBITDA in 2001 decreased by $0.9 million to $34.3 million from $35.2 million in 2000. One-time charges relate to $8.3 million of restructuring costs for call center operations, employee terminations and benefits. Note that PRC was acquired by USA in April 2000. On a pro forma basis, 2001 revenues increased by $16.5 million and 2001 Adjusted EBITDA, excluding one-time items, decreased by $10.3 million.

MATCH.COM

         Net revenues in 2001 increased by $20.1 million, or 69.1%, to $49.2 million compared to $29.1 million in 2000 due to increased subscription revenue, as the personals operations had a 49% increase in the average number of personals subscriptions in 2001 compared to 2000 and a subscription price increase effective November 2000. Cost related to revenues and other costs and expenses in 2001 increased by $9.8 million to $32.7 million in 2001 from $22.9 million primarily from a new broadcast media campaign and higher operating costs to support the increased sales volumes and increased fees paid to distribution partners. Adjusted EBITDA in 2001 increased by $10.3 million to $16.5 million from $6.2 million in 2000. Adjusted EBITDA in 2001 excludes $5.9 million of non-cash distribution and marketing expense related to advertising provided by USA Cable - $2.5 million for cross promotion advertising and $3.4 million related to barter arrangements for distribution arrangements secured from unaffiliated third parties.

HSN - INTERNATIONAL AND OTHER

         HSN - International consists primarily of HSN - Germany and Home Shopping Espanol, which operates Spanish language electronic retailing operations serving customers primarily in the United States, Puerto Rico and Mexico. HSN - Germany increased sales $22.9 million, or 10.2%, in 2001 to $247.3 million compared to $224.4 million in 2000. The Euro did decline in value as compared to the U.S. dollar during the year. Using a constant exchange rate (1999 chosen for all periods presented), HSN-Germany increased sales $34.3 million, or 13.1%, in 2001 to $296.0 million compared to $261.7 million in 2000. Sales trends were adversely impacted by the conversion to a new order management system, which delayed certain shipments. HSN - Germany recognizes revenue upon shipment. Home Shopping Espanol had slightly increased revenues of $4.1 million, to $23.4 million in 2001 compared to $19.3 million in 2000, resulting from increased sales in existing markets and expansion into Mexico. Costs increased primarily due to higher sales volume, although gross margins declined. HSN-Germany's margins declined to 33.8% from 36.6% in 2000, due to operating challenges of the conversion to the new order management system and increased investments in adding an additional 4 live hours of programming and increased marketing expenses for new product lines. Margins at Espanol declined to 17.5% in 2001 from 25.7%, due in part to costs of expansion into new territories. Adjusted EBITDA for electronic retailing in Germany decreased
$17.9 million in 2001, to $4.8 million from $24.3 million in 2000, due to lower margins and higher operating expenses described above. Adjusted EBITDA loss for Espanol and International administration, widened to $29.7 million in 2001 from $11.1 million, due to higher costs related to expansion efforts and increased live broadcasting hours. Excluding one-time items, Adjusted
EBITDA for electronic retailing in Germany decreased $16.3 million in 2001, to $6.4 million from $24.3 million in 2000. One-time items include non-recurring expenses of $1.6 million related to employee terminations in 2001.

CITYSEARCH AND RELATED

         Net revenues in 2001 decreased by $4.8 million to $46.1 million compared to $50.9 million in 2000 due primarily to decreased advertising revenue related to the city guides business. Cost related to revenues and other costs and expenses (including Ticketmaster corporate expenses) in 2001 decreased by $26.9 million to $90.5 million from $117.4 million in 2000. The decrease in revenues and costs reflect Citysearch's initiatives to reduce operating costs and focus on higher margin products. In January 2002, Citysearch announced a further restructuring of its operations in pursuit of its strategy to achieve breakeven financial performance in 2003 (excluding Ticketmaster corporate expenses). Adjusted EBITDA loss in 2001 narrowed by $21.9 million to $44.4 million from $66.3 million in 2000. Adjusted EBITDA in 2001 excludes $11.4 million of non-cash distribution and marketing expense related to advertising provided by USA Cable, consisting of $9.1 million for cross promotion advertising and $2.3 million related to barter arrangements for distribution arrangements secured from unaffiliated third parties and excludes $1.0 million of one-time costs related to employee terminations. Excluding one-time items, Adjusted EBITDA loss in 2001 narrowed by $20.4 million to $43.4 million from $63.8 million in 2000. One-time items include $1.0 of non-recurring costs related to employee terminations in 2001 and $2.5 million of non-recurring costs related to the merger of Ticketmaster and TMCS in 2000.

ELECTRONIC COMMERCE SOLUTIONS/ STYLECLICK

         Net revenues in 2001 decreased by $12.4 million to $34.2 million compared to $46.6 million in 2000 due primarily to decreases in revenue of Styleclick caused by the shut-down of the First Jewelry and FirstAuction.com websites, offset partially by increases in revenue for the transactional sites that ECS manages. Cost related to revenues and other costs and expenses in 2001 decreased by $14.2 million, due primarily to initiatives to reduce operating costs of Styleclick. Adjusted EBITDA loss in 2001 narrowed by $1.8 million to $58.4 million in 2001 from $60.2 million in 2000. Excluding one-time items, Adjusted EBITDA loss in 2001 narrowed by $6.6 million to $53.6 million in 2001 from $60.2 million in 2000. One-time items include $4.8 million of non-recurring charges related to consolidating Styleclick's operations in Chicago and the shutdown of the FirstAuction.com website, and $5.0 million related to the write-down of a commitment from USA to provide media time recorded in 2001. Regarding the media time write-down, the commitment for the time expires on December 31, 2002 and based on current projections, Styleclick does not believe it is likely to use the time during this period. Note that Styleclick was acquired by USA in July 2000. On a pro forma basis, 2001 revenues for the segment decreased by $14.3 million and 2001 Adjusted EBITDA loss, excluding one-time items, narrowed by $17.6 million. In 2001, Styleclick began to focus on e-commerce services and technology while eliminating its online retail business. During this transition, Styleclick continued to incur significant net losses from operations that raise substantial doubt about Styleclick's ability to continue as a going concern. Styleclick is considering its options with respect to the situation.

ENTERTAINMENT

CABLE AND STUDIOS

         Net revenues in 2001 increased by $108.0 million, or 7.1%, to $1.63 billion from $1.53 billion in 2000 due to significant increases in license fees earned by Studios USA, including amounts related to the three Law & Order programs currently airing on NBC, increased license fees earned in secondary markets, increased revenues associated with THE DISTRICT, higher revenues earned on reality programming, including ARREST AND TRIAL and CROSSING OVER WITH JOHN EDWARD, offset partially by lower talk show syndication revenues. Revenues at USA Cable increased slightly, due mainly to a $16 million positive adjustment related to affiliate fees recorded in the third quarter of 2001. Advertising revenue was lower than the prior year due to the weak advertising market, which was worsened by the events of September 11th. Note that the cable networks provided $10.7 million of advertising to Citysearch and Match.com in 2001. In addition, the networks recognized $42.2 million of barter revenue pursuant to agreements with unaffiliated third parties. Studios USA defers revenue recognition for internally produced series for USA Network and Sci Fi Channel until the product is aired on the networks. Cost related to revenues and other costs and expenses in 2001 increased by $42.1 million, or 4.3%, to $1.0 billion from $977.4 million in 2000 due to higher expenses incurred by Studios USA in relation to product delivered to the broadcast networks and $13.7 million of higher expense for development costs, offset partially by efficient use of programming by Cable and increased usage of internally developed product by Cable, resulting in reduced program amortization. Adjusted EBITDA in 2001 increased by $65.9 million, or 12.0%, to $613.6 million from $547.7 million in 2000. Excluding one-time items, Adjusted EBITDA in 2001 increased by $69.1 million, or 12.6%, to $616.8 million from $547.7 million in 2000. One-time items include $3.2 million of one-time compensation expense related to a senior executive in 2001.

EMERGING NETWORKS

         Net revenues in 2001 increased by $3.8 million to $24.1 million from $20.3 million in 2000. Revenue in 2001 was impacted by a new affiliate distribution deal, resulting in lower subscriber rates. Cost related to revenue increased by $8.1 million to $35.6 million from $27.5 million in 2001 as compared to 2000 due primarily to higher programming costs of Trio. Adjusted EBITDA loss in 2001 increased by $4.3 million, to a loss of $11.5 million.

FILMED ENTERTAINMENT

         Net revenues in 2001 increased by $81.0 million, or 94.0%, to $167.0 million compared to $86.1 million in 2000 due primarily to increased theatrical, video and DVD revenues generated on TRAFFIC, which has grossed more than $200 million in worldwide box office. Cost related to revenues and other costs and expenses in 2001 increased by $72.4 million, due to higher film amortization costs related to TRAFFIC and higher prints and advertising costs caused by the Company's adoption of SOP 00-2, "Accounting by Producers and Distributors of Films" in the first quarter of 2001, which require that prints and advertising costs be expensed as incurred rather than amortized over the film's anticipated revenue stream. Adjusted EBITDA in 2001 was $2.0 million, compared to a loss of $6.6 million in 2000.

DEPRECIATION AND AMORTIZATION, NON-CASH COMPENSATION AND OTHER INCOME (EXPENSE)

         Depreciation and amortization decreased $120.8 million to $572.8 million from $693.6 million, due primarily to the impact in 2000 of the write-off of Styleclick goodwill of $145.6 million. On a pro forma basis, giving effect to the Styleclick Transaction and the PRC Transaction, depreciation and amortization decreased $144.4 million. Amortization of non-cash compensation expense remained stable at $12.7 million. The expense relates to non-cash charges for the Company's bonus stock purchase program, restricted stock awards, and stock option grants.

         For the year ended December 31, 2001, net interest expense increased by $14.2 million, compared to 2000 primarily due to lower interest earned due to lower rates.

         In the years ended December 31, 2001 and 2000, the Company realized pre-tax losses of $30.7 million and $7.9 million, respectively, on equity losses in unconsolidated subsidiaries resulting primarily from HOT Networks, which operates electronic retailing operations in Europe. In 2001 and 2000, the Company also realized pre-tax losses of $18.7 million and $46.1 million, respectively, related to the write-off of equity investments to fair value. The write-off in equity investments was based upon management's estimate of the current value of the investments, considering the current business environment, financing opportunities of the investees, anticipated business plans and other factors. Note that the majority of investments were in Internet related companies.

         In 2001 the Company recorded a gain of $517.8 million, net of taxes of $377.4 million related to the sale of all of the capital stock of certain USAB subsidiaries that own 13 full-power television stations and minority interests in four additional full-power stations to Univision. Results of operations for the broadcasting stations for 2000 are recorded as discontinued operations. The 2000 net loss for USAB was $59.4 million, net of tax benefit of $21.3 million

         In 2000, the Company realized a pre-tax gain of $104.6 million based upon the exchange of 25% of ISN for 75% of Old Styleclick in the Styleclick Transaction. Also, the Company realized a pre-tax gain of $3.7 million related to the initial public offering of its subsidiary, HRN.

INCOME TAXES

         USA's effective tax rate of 81.8% for the year ended December 31, 2001 was higher than the statutory rate due to the impact on taxable income of non-deductible goodwill, consolidated book losses not consolidated into taxable income and state income taxes.

MINORITY INTEREST

         Minority interest primarily represents Universal's and Liberty's ownership interest in USANi LLC, Liberty's ownership interest in Holdco, the public's ownership in TMCS until January 31, 2001, the public's ownership in Ticketmaster from January 31, 2001, the public's ownership interest in HRN since February 25, 2000,the public's ownership interest in Styleclick since July 27, 2000 and the partners ownership interest in HSN-Germany since its consolidation as of January 1, 2000.

         USA owns approximately 64.6% of Expedia, so minority interest in 2002 will be impacted by the public's ownership interest in Expedia.

         Upon completion of the Vivendi Transaction, Holdco and USA will own 100% of the member's interest in USANi LLC. USA has the contractual right to require the exchange of the Holdco shares held by Liberty for shares of USA. Following such exchange and after giving effect to the Vivendi Transaction, Holdco and USANi LLC will become wholly owned, thereby simplifying USA's corporate and capital structure. These transactions will reduce the amount of minority interest recorded by USA.

YEAR ENDED DECEMBER 31, 2000 VS. YEAR ENDED DECEMBER 31, 1999

         The Styleclick Transaction, the PRC Transaction, the Hotel Reservations Network Transaction and the October Films/ PFE Transaction and the consolidation of HSN - Germany as of January 1, 2000 resulted in increases in net revenues, operating costs and expenses, other income (expense), minority interest and income taxes. The following information is supplemented, where appropriate, with pro forma information. The unaudited pro forma information is presented below for illustrative purposes only and is not necessarily indicative of the results of operations that would have actually been reported had any of the transactions occurred as of January 1, 2000 and 1999, respectively, nor are they necessarily indicative of future results of operations.

INTERACTIVE

HSN - U.S.

         Net revenues in 2000 increased by $200.4 million, or 15.0%, to $1.5 billion from $1.3 billion in 1999, resulting primarily from Home Shopping Network's core business, which generated increased sales of $152.0 million and HSN.com, which generated increased sales of $39.9 million on revenues of $41.6 million. Total units shipped increased to 33.4 million units compared to 32.0 million units in 1999, and the average price point increased to $48.90 per unit as compared to $45.47 in 1999. Furthermore, the return rate decreased to 19.9% from 20.3% in 1999. Cost related to revenues and other costs and expenses in 2000 increased by $178.3 million, or 15.9%, to $1.3 billion from $1.1 billion in 1999 due primarily to higher sales volume and higher selling and marketing costs. Adjusted EBITDA in 2000 increased by $22.1 million, or 10.3%, to

$236.8 million from $214.7 million in 1999. Adjusted EBITDA excludes amortization of cable distribution fees of $36.3 million in 2000 and $26.7 million in 1999. Excluding one-time charges and benefits, Adjusted EBITDA increased $15.8 million, to $230.4 million from $214.7 million in 1999. One time charges and benefits include one-time benefits of $6.3 million related to a favorable settlement of litigation relating to an HSN broadcast affiliation agreement and a cable affiliation agreement in 2000.

TICKETING OPERATIONS

         Net revenues in 2000 increased by $75.9 million, or 17.1%, to $518.6 million from $442.7 million in 1999, resulting primarily from an increase of 11% in the number of tickets sold and an increase in revenue per ticket to $5.71 from $5.25 in 1999. The percentage of tickets sold online for 2000 is approximately 25%. Cost related to revenues and other costs and expenses in 2000 increased by $69.8 million, or 20.0%, to $419.2 million from $349.4 million in 1999. The increase resulted primarily from higher ticketing operations costs as a result of higher ticketing volume, including commission expenses and credit card processing fees. Adjusted EBITDA in 2000 increased by $6.0 million, or 6.5%, to $99.3 million from $93.3 million in 1999. Excluding one-time items, Adjusted EBITDA in 2001 increased by $6.7 million, or 7.2%, to $100.0 million from $93.3 million in 1999. One time charges relate to transaction costs incurred related to the merger of Ticketmaster and TMCS and costs related to an executive termination, totaling $0.7 million in 2000.

HOTEL RESERVATIONS

         Net revenues in 2000 increased by $203.9 million to $328.0 million from $124.1 million in 1999 due to the acquisition of Hotel Reservations Network in May 1999 as well as the expansion by HRN of affiliate marketing programs, an increase in the number of hotels for existing cities and expansion into new cities. As a percentage of revenues, Internet generated sales increased to 93% in 2000 from 81% in 1999. Cost related to revenues and other costs and expenses in 2000 increased by $170.1 million to $275.3 million from $105.2 million in 1999 due primarily to increased sales, including an increased percentage of revenue attributable to affiliate and travel agent sales (for which commissions are paid), increased credit card charge backs, and increased staffing levels and systems to support increased operations, and higher marketing costs, partially offset by lower telephone and telephone operator costs due to the increase in Internet-related bookings. Adjusted EBITDA in 2000 increased by $33.7million to $52.6 million from $18.9 million in 1999. As noted, Hotel Reservations Network was acquired by USA in May 1999. On a pro forma basis, 2000 revenues increased by $166.2 million and Adjusted EBITDA increased by $28.3 million.

TELESERVICES

         Precision Response was acquired in April 2000. Actual revenues and Adjusted EBITDA for 2000 was $212.5 million and $35.2 million, respectively. On a pro forma basis, net revenues for the year ended December 31, 2000 increased by $66.2 million, or 30.7%, to $282.1 million from $215.9 million in 1999. The increase resulted from growth of new business, including Netcare services, which generated new client revenues of $14.3 million in 2000. Cost related to revenues and other costs and expenses for the year ended December 31, 2000 increased by $51.9 million, or 28.0%, to $237.5 million from $185.5 million in 1999 due primarily to increased operations. Adjusted EBITDA for the year ended December 31, 2000 increased by $14.3 million, or 46.9%, to $44.6 million from $30.4 million in 1999.

MATCH.COM

         Net revenues in 2000 increased by $20.1 million to $29.1 million compared to $9.0 million in 1999 due to the acquisition of the personals companies, Match.com.com and Web Media Ventures in June 1999 and September 1999, respectively. Cost related to revenues and other costs and expenses in 2000 increased by $13.5 million to $22.9 million in 2000 from $9.4 million, resulting primarily from higher operating costs to support the increased sales volumes and increased fees paid to distribution partners. Adjusted EBITDA in 2000 increased by $6.6 million to $6.2 million in 2000 from a loss of $0.4 million.

HSN - INTERNATIONAL AND OTHER

         Net revenues for 2000 increased by $272.1 million to $281.0 million from $8.9 million in 1999 due to the consolidation of HSN - Germany as of January 1, 2000. Revenues in 1999 related to Home Shopping Espanol. Cost related to revenues and other costs and expenses in 2000 increased by $252.9 million to $266.3 million from $13.4 million in 1999 and Adjusted EBITDA in 2000 increased by $19.2 million to $14.7 million from a loss in 1999 of $4.5 million. Costs related to revenues and other costs and Adjusted EBITDA increased due to the consolidation of HSN - Germany as of January 1, 2000. On a pro forma basis, 2000 revenues increased by $105.3 million and Adjusted EBITDA increased by $2.9 million. These results were dampened by the impact of the Euro exchange rate decline against the dollar, which resulted in lower equivalent U.S. dollar revenue of $35.3 million and lower Adjusted EBITDA of $3.9 million as compared to 1999.

CITYSEARCH AND RELATED

         Net revenues in 2000 increased by $23.6 million, or 86.2%, to $50.9 million compared to $27.3 million in 1999. The increase resulted from expansion into new cities. Cost related to revenues and other costs and expenses in 2000 increased by $29.6 million, or 33.7%, to $117.2 million from $87.8 million in 1999 due primarily to increased costs due to the expansion of local city guides into new markets. Adjusted EBITDA loss in 2000 widened by $6.0 million to $66.4 million from $60.4 million in 1999. Excluding one-time items, Adjusted EBITDA loss widened by $3.5 million to $63.9 million from $60.4 million in 1999. One-time items include $2.5 million of non-recurring costs related to the merger of Ticketmaster and TMCS in 2000.

ELECTRONIC COMMERCE SOLUTIONS/ STYLECLICK

         Net revenues in 2000 decreased by $2.6 million to $46.6 million compared to $49.2 million in 1999 due to decreases in the Company's auction sites of $12.2 million as compared to 1999. The decrease is due to the merger of ISN and Styleclick and the integration of the ISN sites with the Styleclick technology, resulting in a period of 2000 where no significant sales occurred, offset partially by increases in ECS teleservices and Short Shopping contextual selling spots, including spots during USA Network's coverage of the US Open. Cost related to revenues and other costs and expenses in 2000 increased by $16.0 million due primarily to start-up costs incurred to launch the business initiatives and other overhead expenses, offset partially by lower marketing expenditures related to the auction business. Adjusted EBITDA loss in 2000 increased by $18.6 million. Styleclick was acquired by USA in July 2000. On a pro forma basis, net revenue for the segment decreased $6.9 million and the Adjusted EBITDA loss widened $15.2 million as compared to 1999.

         As a result of the 2000 losses and anticipated operating losses of Styleclick at that time, and the continuing evaluation of the operations and technology, Styleclick determined the goodwill recorded in conjunction with the Styleclick Merger was impaired and recorded a write-down of $145.6 million as goodwill amortization as of December 31, 2000.

ENTERTAINMENT

CABLE AND STUDIOS

         Net revenues in 2000 increased by $220.4 million, or 16.9%, to $1.5 billion from $1.3 billion in 1999 due primarily to an increase in advertising revenues at USA Network and a significant increase in advertising revenues and affiliate revenues at Sci Fi Channel due to an increase in subscribers. Ratings and affiliate revenues increased at both networks. Net revenues at Studios USA increased due primarily to increased productions for USA Network and Sci Fi Channel, increased deliveries of network drama and reality productions, and increased performance of talk shows. Note that Studios USA defers revenue recognition for internally produced series for USA Network and Sci Fi Channel until the product is aired on the networks. Cost related to revenues and other costs and expenses in 2000 increased by $106.7 million, or 12.3%, to $977.5 million from $870.8 million in 1999, resulting primarily from costs associated with the increased revenues of all of the businesses, offset partially by efficient use of programming and increased usage of internally developed product by USA, resulting in reduced program amortization. Adjusted EBITDA in 2000 increased by $113.8 million, or 26.2%, to $547.7 million from $433.9 million in 1999.

EMERGING NETWORKS

         Net revenues increased by $19.1 million to $20.3 million in 2000 from $1.2 million in 1999 due to the acquisition of Trio and NewsWorld International on May 19, 2000. Prior to this acquisition, the results reflect only SciFi.com. Cost related to revenue increased by $23.3 million in 2000 as compared to 1999 due primarily to the increased revenues as well as start-up initiatives. Adjusted EBITDA loss in 2000 increased by $4.1 million.

FILMED ENTERTAINMENT

         Net revenues in 2000 increased by $21.3 million, or 32.9%, to $86.1 million compared to $64.8 million in 1999 due primarily to increased revenues generated in the first quarter from theatrical, foreign and television revenues, partially offset by fewer theatrical releases in the last nine months of the year. Cost related to revenues and other costs and expenses in 2000 increased by $34.4 million due to higher film costs. Adjusted EBITDA loss in 2000 widened by $13.1 million. USA Films was acquired by USA in May 1999. On a pro forma basis, 2000 revenues increased by $4.0 million and Adjusted EBITDA loss widened by $13.0 million.

DEPRECIATION AND AMORTIZATION, NON-CASH COMPENSATION AND OTHER INCOME (EXPENSE)

         Depreciation and amortization increased $369.1 million to $693.6 million from $324.5 million, due primarily to the impact on goodwill of the Styleclick Transaction and the PRC Transaction and the full year impact of the Hotel Reservations Network Transaction and the October Films/ PFE Transaction. Note that the Company recorded a one-time write-down of the Styleclick goodwill of $145.6 million in 2000. On a pro forma basis, depreciation and amortization increased $243.2 million. Amortization of non-cash distribution and marketing expense of $11.6 million in 2000 relates to expense associated with warrants issued by HRN in connection with exclusive affiliate distribution arrangements and advertising provided by USA Cable to Ticketmaster Online-Citysearch ("TMCS") in consideration of equity interests. Amortization of non-cash compensation expense increased to $12.7 million from $6.6 million in 1999. The expense relates to non-cash charges for the Company's bonus stock purchase program, restricted stock awards, and certain stock option grants

         For the year ended December 31, 2000, net interest expense decreased by $14.3 million, compared to 1999 primarily due to lower borrowing levels as a result of the repayment of bank debt in 1999 from the proceeds of equity transactions involving Universal and Liberty.

         In 2000, the Company realized pre-tax losses of $46.1 million related to the write-off of equity investments to fair value. The write-off in equity investments was based upon management's estimate of the current value of the investments, considering the current business environment, financing opportunities of the investees, anticipated business plans and other factors. Note that the majority of investments were in Internet related companies.

         In the year ended December 31, 2000, the Company realized a pre-tax gain of $104.6 million based upon the exchange of 25% of ISN for 75% of Old Styleclick in the Styleclick Transaction. Also, the Company realized a pre-tax gain of $3.7 million related to the initial public offering of its subsidiary, HRN.

         In the year ended December 31, 1999, the Company realized pre-tax gains of $89.7 million related to the sale of securities and $10.4 million from the reversal of equity losses which were originally recorded in 1998 when the Company made an election to have Universal buy out the Company's interest in a joint venture established in the Universal Transaction.

INCOME TAXES

         USA's effective tax rate of 52.0%, computed before the impact of the Styleclick goodwill write-off, for which there was no tax impact, for the year ended December 31, 2000 was higher than the statutory rate due to the impact on taxable income of non-deductible goodwill, consolidated book losses not consolidated into taxable income and state income taxes. The rate would have been higher if not for the impact of the one-time gain from the Styleclick merger and the write-off of the investments to fair value.

MINORITY INTEREST

         Minority interest primarily represented Universal's and Liberty's ownership interest in USANi LLC, Liberty's ownership interest in Holdco, the public's ownership in TMCS, the public's ownership interest in HRN since February 25, 2000, the public's ownership interest in Styleclick since July 27, 2000 and the other partners ownership interest in HSN-Germany since its consolidation as of January 1, 2000.

                             DISCONTINUED OPERATIONS

         USAB is presented as a discontinued operation for all periods presented. The net loss for USAB for 2000 was $59.4 million, compared to a loss of $44.1 million in 1999.

PRO FORMA FINANCIAL INFORMATION FOR USA INTERACTIVE

         The Company has recently completed/ announced some very significant transactions, including USA's acquisition of a controlling interest in Expedia (which closed February 4, 2002) and the contribution of the USA Entertainment Group to VUE (transaction pending). Subject to the close of the pending contribution of the entertainment assets to VUE, the Company will be renamed "USA Interactive," and will be a leader in integrated interactivity focused on integrating interactive assets across multiple lines of business, no longer to be engaged in the general entertainment businesses. Due to the significance of these transactions, we have presented below separate pro forma information for USA Interactive. The pro forma combined condensed statements of operations reflects USA's audited statements of operations, adjusted for the pro forma effects of the contribution of the USA Entertainment Group to VUE, the acquisition of Expedia, as well as the completion of the acquisitions of Styleclick and PRC and the merger of Ticketmaster and TMCS, as if such transactions had occurred at the beginning of the periods presented. The pro forma information also includes the estimated impact of disengagement of Home Shopping programming from the USAB stations.

         The Vivendi Transaction is subject to USA shareholder vote, including the approval of 66 2/3% of the outstanding USA common stock and USA preferred stock, voting together as a single class, and excluding shares held by Vivendi, Liberty, Mr. Diller and their respective affiliates, as well as other customary regulatory approvals, and there can be no assurance that the transaction will be completed.

         THE PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS ARE NOT NECESSARILY INDICATIVE OF THE RESULTS OF OPERATIONS WHICH ACTUALLY WOULD HAVE BEEN REPORTED HAD THESE TRANSACTIONS OCCURRED AS OF THE BEGINNING OF JANUARY 1, 2000, NOR ARE THEY NECESSARILY INDICATIVE OF USA INTERACTIVE'S FUTURE RESULTS OF OPERATIONS.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS - USA
INTERACTIVE


                                                                         Twelve Months Ended
                                                                              December 31,
                                                                    ---------------------------
                                                                         2001             2000
                                                                         ----             ----
NET REVENUES
  HSN - U.S. (a) ................................................   $ 1,658,904    $ 1,533,271
  Ticketing .....................................................       579,679        518,565
  Hotel Reservations Network ....................................       536,497        327,977
  Expedia (b) ...................................................       296,936        156,656
  Precision Response ............................................       298,678        282,120
  Match.com .....................................................        49,249         29,122
  HSN - International and other (c) .............................       272,569        245,714
  Citysearch ....................................................        46,107         50,889
  ECS/ Styleclick ...............................................        34,230         48,492
Intersegment elimination ........................................        (7,053)            --
                                                                    -----------    -----------
  Total net revenues ............................................     3,765,796      3,192,806
Operating costs and expenses:
  Cost related to revenues ......................................     2,424,580      2,117,995
  Other costs and expenses ......................................       982,425        838,506
  Disengagement costs (d) .......................................         4,052             --
  Amortization of non cash distribution and marketing
    expense (e) .................................................        26,384         11,665
  Amortization of non cash compensation expense (f) .............        24,204         76,941
  Amortization of cable distribution fees .......................        43,975         36,322
  Depreciation and amortization .................................       493,959        648,408
                                                                    -----------    -----------
  Total operating costs and expenses ............................     3,999,579      3,729,837
                                                                    -----------    -----------
Operating loss ..................................................   $  (233,783)   $  (537,031)
Adjusted EBITDA .................................................   $   358,791    $   236,305


ADJUSTED EBITDA - INTERACTIVE PRO FORMA

         The following is a reconciliation of pro forma operating income to Adjusted EBITDA for 2001 and 2000.


                                                                  Twelve Months Ended
                                                                      December 31,
                                                                 ----------------------
                                                                   2001          2000
                                                                   ----          ----
  Operating loss ............................................   $(233,783)   $(537,031)
  Depreciation and amortization .............................     493,959      648,408
  Amortization of cable distribution fees ...................      43,975       36,322
  Amortization of non-cash distribution and marketing
    expense .................................................      26,384       11,665
  Amortization of non-cash compensation expense .............      24,204       76,941
  Disengagement expenses ....................................       4,052           --
                                                                ---------    ---------
Adjusted EBITDA .............................................   $ 358,791    $ 236,305
                                                                ---------    ---------

(a) Includes estimated revenue in 2000 generated by homes lost by HSN following the sale of USA Broadcasting to Univision of $6.2 million.

(b) Expedia results derived from public filings, and represent results for the twelve months ended December 31, 2001, adjusted for acquisitions made by Expedia during the year.

(c) Includes impact of foreign exchange fluctuations, which reduced revenues by $44.0 million and $36.3 million in 2001 and 2000, respectively, if the results are translated from Euros to U.S. dollars at a constant exchange rate, using 1999 as the base year.

(d) Represents costs incurred related to the disengagement of HSN from USA Broadcasting stations. Amounts primarily related to payments to cable operators and related marketing expenses in the disengaged markets.

(e) Amortization of warrants and stock issued in exchange for distribution and marketing services.

(f) Expense related to the Company's bonus stock purchase program, restricted stock awards and certain stock option grants.


         Provided below is managements discussion and analysis related to Expedia. The information is derived from public filings. All other business segments are covered above.

EXPEDIA

         Net revenues in calendar year 2001 increased by $140.3 million, or 89.5%, to $296.9 million from $156.7 million in 2000, resulting from a 62% increase in total gross bookings (to 2.9 billion from 1.8 billion - note that Expedia became the leader in gross bookings among online travel agencies in Q4
2001), a favorable trend in Expedia.com conversion rates, as it averaged 5.85% in 2001 as compared to 4.68% in 2000, and a significant increase in cumulative purchasing customers -6.3 million at the end of 2001 compared to 2.9 million in 2000. Cost related to revenues and other costs and expenses in 2001 increased by $40.6 million, or 20.8%, to $236.1 million from $195.4 million in 2000 due primarily due to increased sales. Note that expenses increased at a much lower rate than revenues as the Company began to realize efficiencies of scale in 2001 due to increased transaction volume at low incremental costs. Adjusted EBITDA in 2001 increased by $99.6 million to $60.9 million from a loss in 2000 of $38.8 million. Adjusted EBITDA excludes non-cash distribution and marketing expense of $16.4 million and $64.2 million in 2001 and 2000, respectively.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

         Net cash provided by operating activities was $669.9 million for the twelve months ended December 31, 2001 compared to $372.5 million for the twelve months ended December 31, 2000. These cash proceeds and available cash and borrowings were used to pay for acquisitions of $201.0 million, to make capital expenditures of $143.5 million, and to make mandatory tax distribution payments to the LLC partners of $17.4 million. Furthermore, during 2001 the Company invested $105.5 million in Hot Networks, a company operating electronic retailing operations in Europe in which the Company holds an equity stake, and $20.0 million in National Leisure Group, a consolidator of cruise vacation packages.

         In December 2000, the Company announced that Univision Communications Inc. ("Univision") would acquire, for $1.1 billion in cash, all of the capital stock of certain USA Broadcasting ("USAB") subsidiaries that own 13 full-power television stations and minority interests in four additional full-power stations. In August 2001, the Company completed the sale. The gain on the sale of the stations was $517.8 million for the twelve months ended December 31, 2001. As of December 31, the Company has received proceeds of $510.4 million. The remaining receivable of $589.6 million was collected in January 2002.

         On February 12, 1998, USA and USANi LLC, as borrower, entered into a credit agreement that provided for a $1.6 billion credit facility. Of that amount, $1.0 billion was permanently repaid in prior years. The term of the $600.0 million revolving credit facility expires on December 31, 2002, although it is anticipated that the facility will expire as a result of the Vivendi Transaction. As of December 31, 2001, there was $595.4 million available for borrowing after taking into account outstanding letters of credit.

         On February 28, 2001, the Company made a mandatory tax distribution payment to Universal and Liberty in the amount of $17.4 million. On February 29, 2000, the Company made a mandatory tax distribution payment to Universal and Liberty in the amount of $68.1 million. On February 28, 2002, the Company expects to make the mandatory tax distribution payment related to 2001 in the amount of $153.5 million.

         In connection with the 2000 acquisition of Universal's domestic film distribution and development business previously operated by PFE and PFE's domestic video and specialty video businesses transaction, USA advanced $200.0 million to Universal in 2000 pursuant to an eight year, full recourse, interest-bearing note in connection with a distribution agreement, under which USA will distribute, in the United States and Canada, certain Polygram Filmed Entertainment, Inc. theatrical films that were not acquired in the transaction. The advance is repaid as revenues are received under the distribution agreement and, in any event, will be repaid in full at maturity. Through December 31, 2001, approximately $180.1 million has been offset against the advance, including $59.8 million in 2001. Interest accrued on the loan through December 31, 2001 is approximately $19.4 million, including $3.9 million in 2001.

         In connection with the settlement of its interest in an international joint venture, USA received $24.0 million from Universal during 2001.

         On February 20, 2002, USA acquired 936,815 shares of Expedia common stock for approximately $47.0 million.

         In July 2000, USA announced that its Board of Directors authorized the extension of the Company's stock repurchase program providing for the repurchase of up to 20 million shares of USA's common stock over an indefinite period of time, on the open market or in negotiated transactions. The amount and timing of purchases, if any, will depend on market conditions and other factors, including USA's overall capital structure. Funds for these purchases will come from cash on hand or borrowings under the Company's credit facility. During the twelve months ended December 31, 2001, the Company made no purchases of its common stock through this program. During the twelve months ended December 31, 2000, the Company purchased 5.7 million shares of its common stock for aggregate consideration of $125.5 million.

         In connection with the Vivendi Transaction, USA and its subsidiaries will receive the following at the closing of the transactions: (i) approximately $1.62 billion in cash, debt-financed by VUE, subject to tax-deferred treatment for a 15-year period, (ii) a $750 million face value Class A preferred interest in VUE, with a 5% annual paid-in-kind dividend and a 20-year term, to be settled in cash at its then face value at maturity; (iii) a $1.75 billion face value Class B preferred interest in VUE, with a 1.4% annual paid-in-kind dividend, a 3.6% annual cash dividend, callable and puttable after 20 years, to be settled by Universal at its then face value with a maximum of approximately 56.6 million USA common shares, provided that Universal may substitute cash in lieu of shares of USA common stock (but not USA Class B common stock), at its election; (iv) a 5.44% common interest in VUE, generally callable by Universal after five years and puttable by USA after eight years, which may be settled in either Vivendi stock or cash, at Universal's election, and (v) a cancellation of Universal's USANi LLC interests currently exchangeable into USA common shares including USANi LLC interests obtained from Liberty in connection with the transaction.

         As of December 31, 2001, the Company has $978.4 million of cash on hand and $171.5 million of marketable securities. After the closing of the Vivendi Transaction, USA expects to have $3.0 billion of cash on hand. Furthermore, the Company's existing $600.0 million credit facility is expected to expire at that time. As of December 31, 2001, $595.4 million was available for borrowing after taking into account outstanding letters of credit.

         USA anticipates that it will need to invest working capital towards the development and expansion of its overall operations. The Company anticipates that it will make a significant number of acquisitions, which could result in the incurrence of debt. Furthermore, future capital expenditures may be higher than current amounts over the next several years.

         In management's opinion, available cash, internally generated funds and available borrowings will provide sufficient capital resources to meet USA's foreseeable needs. See Note 7 of the Notes to Consolidated Financial Statements for a discussion of commitments and contingencies and unrecorded commitments as of the balance sheet date.

         In 2001, USA did not pay any cash dividends. In relation to the Expedia transaction, the Company issued approximately 13.1 million of preferred shares bearing interest at 1.99% per annum, payable quarterly in cash or stock at USA's option. If USA elects to pay cash, the amount is approximately $13.1 million on an annual basis. The first dividend was due for the period ending February 15, 2002. USA's wholly-owned subsidiaries have no material restrictions on their ability to transfer amounts to fund USA's operations.

                                   SEASONALITY

         USA's businesses are subject to the effects of seasonality.

         Cable and Studios revenues are influenced by advertiser demand and the seasonal nature of programming, and generally peak in the spring and fall.

         USA believes seasonality impacts its Electronic Retailing segment but not to the same extent it impacts the retail industry in general.

         Ticketing Operations revenues are occasionally impacted by fluctuation in the availability of events for sale to the public.

         Hotel reservations revenues are influenced by the seasonal nature of holiday travel in the markets it serves, and has historically peaked in the fall. As the business expands into new markets, the impact of seasonality is expected to lessen

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

         The Company's exposure to market rate risk for changes in interest rates relates primarily to the Company's short-term investment portfolio and issuance of debt. The Company does not use derivative financial instruments in its investment portfolio. The Company has a prescribed methodology whereby it invests its excess cash in debt instruments of government agencies and high quality corporate issuers.. The portfolio is reviewed on a periodic basis and adjusted in the event that the credit rating of a security held in the portfolio has deteriorated.

         At December 31, 2001, the Company's outstanding debt approximated $578.7 million, substantially all of which is fixed rate obligations. If market rates decline, the Company runs the risk that the related required payments on the fixed rate debt will exceed those based on the current market rate.

FOREIGN CURRENCY EXCHANGE RISK

         The Company conducts business in certain foreign markets, primarily in the European Union. The Company has exposure to exchange rate fluctuations of the U.S. dollar to the Euro. However, the Company intends to reinvest profits from international operations in order to grow the businesses.

EQUITY PRICE RISK

         The Company has a minimal investment in equity securities of publicly-traded companies. This investment, as of December 31, 2001, was considered available-for-sale, with the unrealized gain deferred as a component of stockholders' equity. It is not customary for the Company to make significant investments in equity securities as part of its investment strategy.

SIGNIFICANT ACCOUNTING POLICIES

         In connection with the issuance of Securities and Exchange Commission FR-60, the following disclosure is provided to supplement USA's accounting policies in regard to significant areas of judgment. Management of the Company is required to make certain estimates and assumptions during the preparation of consolidated financial statements in accordance with generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates. Because of the size of the financial statement elements they relate to, some of our accounting policies and estimates have a more significant impact on our financial statements than others:

o How we access the recoverability of the carrying value of long -lived assets is disclosed in Footnote 2. If circumstances suggest that long-lived assets may be impaired, and a review indicates that the carrying value will not be recoverable, as determined based on the projected undiscounted future cash flows, the carrying value is reduced to its estimated fair value. The determination of cash flows is based upon assumptions and forecasts that may not occur. As of December 31, 2001, the balance sheet includes $7.2 billion of intangible assets, net, and $424.1 million of fixed assets, net. Although it has not completed its assessment, the Company anticipates a write-off of $325 million to $425 million primarily related to the Citysearch and Precision Response ("PRC") businesses upon adoption of FAS 142. Although Citysearch and PRC are expected to generate positive cash flows in the future, due to cash flow discounting techniques to estimate fair value as required by the new rules, the future discounted cash flows may not support current carrying values. The expected range for the Citysearch write-off is $75 million to $125 million and for PRC $250 million to $300 million.

o Our revenue recognition for HSN is described in Footnote 2. As noted, sales are reduced by incentive discounts and sales returns to arrive at net sales. Home Shopping's sales policy allows merchandise to be returned at the customer's discretion within 30 days of the date of delivery and allowances for returned merchandise and other adjustments are provided based upon past experience. The estimated return percentage for 2001 of 19.6% was arrived at based upon empirical evidence of actual returns, and the percentage was applied against sales to arrive at net sales. Actual levels of product returned may vary from these estimates.

o The estimated ultimate costs of completed television productions and filmed entertainment are amortized, and participation expenses are accrued, for each production in the proportion that current period revenue recognized bears to the estimated future revenue to be received from all sources. Estimated ultimate revenues and costs are reviewed quarterly and revisions to amortization rates or write-downs to net realizable value are made as required. Actual ultimate revenue and expense may differ from estimates, as shifts in audience viewing habits, program time-slot changes, increased competition and other factors outside the Company's control could adversely impact actual results.

o Estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Footnote 6, and reflect management's assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and the probability of realization. Actual income taxes could vary from these estimates due to future changes in income tax law or based upon review of our tax returns by the IRS, as well as operating results of the Company that vary significantly from budgets.

o Merchandise inventories are valued at the lower of cost or market, cost being determined using the first-in, first-out method. Market is determined on the basis of net realizable value, giving consideration to obsolescence and other factors. Net realizable value is estimated by management based upon historical sales data, the age of inventory, the quantity of goods on hand and the ability to return merchandise to vendors. The actual net realizable value may vary from estimates due to changes in customer tastes or viewing habits, or errors in judgment made by merchandising personnel when ordering new products.

o The Company has entered into various arrangements that contain multiple elements, such as arrangements providing for distribution and other services to be provided by the third party to multiple USA business segments. Multi-element arrangements require that management assess the relative fair value of the elements based upon revenue forecasts and other factors. The actual fair value of the various services received may differ from these estimates.

o The Company has entered into various non-monetary transactions, principally related to barter advertising for goods and services which are recorded at the estimated fair value of the products or services received or given in accordance with the provisions of the Emerging Issues Task Force Issue No. 99-17, "Accounting for Advertising Barter Transactions." The actual fair value of the products and services received may differ from these estimates.

o HRN recognizes revenue for hotel rooms sold where HRN is the merchant on a gross basis, . The Company considered Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," and believes that its income statement presentation for hotel rooms sold where HRN is the merchant is appropriate. Factors considered include HRN's ability to establish and change room pricing and HRN's risk of loss for unsold contracted rooms and prepaid rooms.


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